EXHIBIT (D)

       CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT


AGREEMENT made this 1st day of October, 2001 by and between THE GABELLI WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), and GABELLI ADVISERS, INC. (the "Adviser").

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for a period of one year from the date of this Agreement for each class of the following funds:

         FUND                                 TOTAL ANNUAL OPERATING EXPENSES

                                            Class   Class    Class      Class
                                            AAA       A         B         C
                                            ---     ------   -------    ------

Gabelli Westwood Small Cap Equity Fund     1.50%     1.75%    2.25%     2.25%
Gabelli Westwood Mighty Mitessm Fund       1.50%     1.75%    2.25%     2.25%
Gabelli Westwood Realty Fund               1.50%     1.75%    2.25%     2.25%
Gabelli Westwood Intermediate Bond         1.00%     1.10%    1.75%     1.75%
  Fund

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI WESTWOOD FUNDS          GABELLI ADVISERS, INC.


By: /S/ JAMES E. MCKEE                               By: /S/ BRUCE N. ALPERT
    -----------------------                            -------------------------
James E. McKee                                       Bruce N. Alpert


Attest: /S/ GUS COUTSOUROS                           Attest: /S/ GUS COUTSOUROS
       --------------------                                 --------------------
Gus Coutsouros                                       Gus Coutsouros